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                                                                    EXHIBIT 99.1

CONTACT:  PHILLIP D. KRAMER
          EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
          713/654-1414 - 800/934-6083

FOR IMMEDIATE RELEASE

                  PLAINS RESOURCES ANNOUNCES PLANS TO EVALUATE
                           RESTRUCTURING ALTERNATIVES

     (Houston - November 30, 2000) Plains Resources (AMEX:PLX) announced today it had retained Petrie Parkman & Co. to assist it in evaluating strategic restructuring alternatives intended to optimize the value and value-creating ability of each of its upstream and midstream business segments. The alternatives to be evaluated include, but are not limited to, a spin-off or split-off of either the upstream segment or midstream segment, a spin-off or special dividend of certain units of Plains All American Pipeline, L.P. and potential asset sales. Any modifications to the existing structure will depend on a number of factors including tax efficiency, critical mass and other considerations. Accordingly, there can be no assurance that any modifications will be made.

     "Over the past nine years, we have built a solid and strategic base of cash flow and income-generating assets in each of our upstream and midstream segments," said Greg L. Armstrong, President and Chief Executive Officer of Plains Resources. "However, our somewhat complex corporate structure, which involves two separate publicly-traded vehicles on different stock exchanges, and the diverse nature of the investor bases of these two vehicles dictate that we evaluate alternative structures in an effort to unlock the value for the Company's stakeholders and position each segment to perform at optimal levels."

     Plains Resources is an American Stock Exchange listed company with an aggregate enterprise value of approximately $1.4 billion. Plains Resources conducts its upstream exploitation, development, production, acquisition and exploration activities through four wholly owned subsidiaries. Its midstream pipeline transportation, terminalling and marketing activities are conducted through its 100% ownership in Plains All American Inc., which is the general partner of, and holds a 54% effective ownership interest in, Plains All American Pipeline, L.P. Plains All American Pipeline, L.P. is a master limited partnership traded on the New York Stock Exchange with an aggregate enterprise value of approximately $950 million.

     Armstrong noted that both segments have significant internal and external growth opportunities and substantial financial resources to enable them to continue to grow profitably. "The plentiful growth opportunities available to both segments demand the full dedication of two separate,

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fully staffed management teams. Accordingly, the time has come to pursue avenues to expand the leadership platform and add another talented, entrepreneurial and driven leader, not only to facilitate, but to drive additional, value-creating growth in the upstream business. In this regard, and in anticipation of certain possible outcomes of the restructuring evaluation, we have retained
SpencerStuart to conduct an executive search for an upstream chief executive officer to focus exclusively on aggressively growing the upstream business," said Armstrong.

     "These steps will also free up incremental resources to dedicate to Plains All American's continued growth and to aggressively use what we believe is the absolute optimal midstream vehicle for growth through strategic, cash flow accretive acquisitions. We believe these steps will ensure that both business enterprises are being driven as hard as is prudently feasible and yielding the highest possible returns to our equity holders," Armstrong said.

     As announced yesterday, the Company has scheduled a conference call for today at 9:00 AM (Central) to discuss various aspects of its 2001 capital plans, and to provide guidance for 2001 for its upstream segment and its midstream pipeline, terminalling and marketing segment, which is conducted through Plains All American Pipeline, L.P. The Company also intends to discuss the contents of this news release. The call is being made available live to the public through the Internet and on a delayed basis through a telephonic replay. Instructions for accessing either method follow:

WEBCAST INSTRUCTIONS:

     To access the Internet webcast, go to the Company's website at www.plainsresources.com, choose "investor relations", then choose "conference calls". Following the live webcast, the call will be archived for a period of ninety (90) days on the Company's website.

TELEPHONIC REPLAY INSTRUCTIONS:

Call 800-428-6051 and enter PASSCODE ID# 144700

       The replay will be available beginning Thursday, November 30, 2000, at approximately 12:00 PM (Central) and continue until Monday, December 4, 2000, at 11:55 PM (Central).

     Except for the historical information on contained herein, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties. These risks and uncertainties include, among other things, availability of attractive acquisition targets, competition for human resources, market conditions, commodity prices, and other factors discussed in the Company's filings with the Securities and Exchange Commission.

     Plains Resources is an independent energy company engaged in the upstream activities of exploitation, development, acquisition of, and exploration for, crude oil and natural gas, and the midstream activities of marketing, transportation, terminalling and storage of crude oil. The Company is headquartered in Houston, Texas.

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